Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RHI Entertainment, Inc.:

We consent to the use of our report dated September 14, 2007, with respect to the balance sheet of RHI Entertainment, Inc. as of September 11, 2007 included herein and to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP

New York, New York

November 9, 2007